12401 South 450 East	Avenida 16 de Julio No.1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Converts Last Debenture to Equity
Further Improving Its Financials

Company Listed on Berlin Stock Exchange for Better Exposure to
European Market

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — January 16, 2004 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its last debenture holder converted his debenture with a face value of $599,183 into 19,972,781 shares of the Company’s common stock based on an agreement entered into in the past when the Company’s shares traded at lower than current prices. The debenture holder agreed to convert three years earlier than the debenture term allowed, which saved Golden Eagle 2.8 million shares of potential dilution.

        The debenture conversion reduces Golden Eagle’s debt significantly and increases its net equity. It also will improve the Company’s financial results in 2004 by decreasing both interest expense and the non-cash debenture conversion discount by a total of more than $13,000 per month.

        “We are excited to take one more step that improves our balance sheet, enhances our ability to raise capital on attractive terms and may help us qualify for a listing on a national exchange,” stated Tracy A. Madsen, Golden Eagle’s CFO. “As we continue to increase our net equity, we strengthen our ability to finance the expansion of our operations in the Ascension Gold-Copper Trend in eastern Bolivia, while growing our current gold production in Cangalli in western Bolivia. Now that our Cangalli operation has positive cash flow, every decrease in monthly expenses moves us closer to profitability and earnings per share. We are grateful for the vote of confidence in Golden Eagle’s future that our debenture holders have made.”

        Golden Eagle also announced that its shares have been listed on the Berlin Stock Exchange under the trading symbol “GEE.” The Company believes that such a move will broaden its support base in the important European financial markets and allow more efficient access to Europeans interested in trading its shares.

        The Company was informed about its listing by the German-based brokerage firm, Berliner Freiverkehr (Aktien) AG. This firm took the initiative to list Golden Eagle’s shares without cost. Berliner Freiverkehr also noted, “Trading volume was about 1.8 billion Euros regarding the OTC market in Berlin in 2002.”

        “We are very pleased that Europeans, who have traditionally been very interested in gold and junior gold mining stocks, will now have easier access to our shares in their currency, at lower transaction costs and during local trading hours,” stated Terry C. Turner, Golden Eagle’s CEO. “The timing of this listing could not be better and we invite the European community to join our current international shareholders in examining our Company and its potential.”

        Eagle E-mail Alerts: If you are interested in receiving current information about Golden Eagle’s activities, please e-mail the Company at: eaglealert@geii.com

Golden Eagle International, Inc. is a gold exploration and mining companylocated in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 136,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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